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Gold Exchange Traded Notes

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated June 2, 2009



Description

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP), PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the "PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Gold™ (the "Index") which is designed to reflect the performance of certain gold futures contracts plus the returns from investing in 3 month United States Treasury Bills.

Investors can buy and sell PowerShares DB Gold ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History (%)[1]


Index History[1] (Growth of $10,000 since Dec. 1, 1988)
Index +2x levered
Index -1x levered
Index -2x levered
$90k
$80k
$70k
$60k
$50k
$40k
$30k
$20k
$10k
$0
$13,728
$9,943
$6,307
'89 '90 '91 '92 '93 '94 '95 '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09

Source: DB / Bloomberg

Index Weights

As Of: 01-Jun-2009

Commodity	Contract Expiry Date	Weight %

DZZ Financial Details

Ticker: DZZ	
Last Update	02-Jun-2009 11:50 AM
Price	19.20
DZZ Index Level*	97.03207
Indicative Intra-day Value**	19.22
Last end of day Value***	19.32594
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DZZ
*** Last end of day DZZ RP

DGP Financial Details

Ticker: DGP	
Last Update	02-Jun-2009 11:50 AM
Price	22.19
DGP Index Level*	97.03207
Indicative Intra-day Value**	22.16
Last end of day Value***	22.03364
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DGP
*** Last end of day DGP RP

DGZ Financial Details

Ticker: DGZ	
Last Update	02-Jun-2009 11:50 AM
Price	22.99
DGZ Index Level*	97.03207
Indicative Intra-day Value**	22.96
Last end of day Value***	23.02598
Last date for end of day Value	01-Jun-2009

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DGZ
*** Last end of day DGZ RP

Gold 28-Apr-2010 100

DB Gold ETN & Index Data
DB Gold ETN Symbols
Gold Double Short                          DZZ
Gold Double Long                           DGP
Gold Short                                 DGZ
ETN Price at Listing
Gold Double Short                          $25.00
Gold Double Long                           $25.00
Gold Short                                 $25.00
Intraday Intrinsic Value Symbols
Gold Double Short                          DZZIV
Gold Double Long                           DGPIV
Gold Short                                 DGZIV
Inception Date                             2/27/08
Maturity Date                              2/15/38
DB Gold Index Symbol                       DGLDIX

Risks(2)

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to gold

Benefits

Leveraged and short notes
Low Cost
Intraday access
Listed
Transparent
Tax treatment3

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations**

S & P Rating A+

Moody's Rating Aa1

(1)Index history is for illustrative purposes only and does not represent actual
PowerShares DB Gold ETN performance. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index _ Optimum
Yield Gold Excess Return" (the _Gold Index_) plus the monthly returns from the
DB 3-Month T-Bill Index (the _T-Bill Index_), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The Gold
Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The
T-Bill Index is intended to approximate the returns from investing in 3-month
United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Gold ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB
Gold ETNs.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement. Not FDIC Insured _ No Bank Guarantee _ May
Lose Value.

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG,
London Branch does not address, enhance or affect the performance of the
PowerShares DB Gold ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Gold ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB
Gold ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Gold ETNs may not be suitable for all investors.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short ETN
are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing

Contact Information

Any questions please call 1-877-369-4617

                                                of the transactions or matters
                                                addressed herein. Accordingly,
                                                you should seek advice based on
                                                your particular circumstances
                                                from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.
db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsi diaries of Invesco Ltd. An investor should consider the PowerShares DB Gold ETNs' investment objective, risks, charges and expenses carefully before investing.

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